EXHIBIT  11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended		Three Months Ended
	September 30, 2007		September 30, 2006
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)

Basic Weighted Average Shares Outstanding	7,194	$0.36	7,182	$0.36

Diluted
Average Shares Outstanding	7,194		7,182
Common Stock Equivalents	8		0

	7,202	$0.36	7,182	$0.36

	Nine Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2006
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)

Basic Weighted Average Shares Outstanding	7,188	$1.08	7,176	$1.05

Diluted
Average Shares Outstanding	7,188		7,176
Common Stock Equivalents	10		1

	7,198	$1.08	7,177	$1.05